EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
(919) 913-1030	(919) 913-1044

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 12, 2005

POZEN INC. ADOPTS STOCKHOLDER RIGHTS PLAN

CHAPEL HILL, NC, January 12, 2005 – POZEN Inc. (NASDAQ: POZN) announced today that its Board of Directors has approved the adoption of a stockholder rights plan under which all stockholders of record as of January 28, 2005 will receive rights to purchase a fraction of a share of a new series of preferred stock. Under the terms of the rights plan, stockholders will receive one preferred share purchase right (a “right”) for each share of common stock of POZEN that they beneficially own, distributable as a non-taxable dividend.

The rights are designed to enable all POZEN stockholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire POZEN. POZEN’s rights plan is similar to plans adopted by many other publicly-traded companies and was not adopted in response to any specific effort to acquire control of POZEN.

Generally, the rights only become exercisable if a person or group acquires beneficial ownership of 15 percent or more of POZEN’s common stock or announces a tender or exchange offer for 15 percent or more of POZEN’s common stock. Dr. John R. Plachetka, POZEN’s chairman, president and chief executive officer, and certain persons whose shares of POZEN common stock he is deemed to beneficially own, currently beneficially own approximately 14 percent of POZEN’s outstanding common stock. Under the terms of the rights plan, the ownership of Dr. Plachetka and such other persons will not cause the rights to become exercisable unless and until such beneficial ownership collectively equals or exceeds 20 percent of POZEN’s outstanding common stock.

Each exercisable right will entitle a stockholder, other than the acquiring person or group, to purchase one one-thousandth of a share of POZEN’s newly created series of preferred stock for a purchase price of $80.00. In addition, if a person or group acquired more than the triggering percentage of POZEN’s common stock described above, or if POZEN were involved in a merger or other similar transaction, then in either case, other than under terms approved by POZEN, each right would entitle the holder (other than the acquiring person or group) to purchase shares of POZEN common stock, or shares of common stock of the acquiror, having a value at that time equal to two times the purchase price of a right.

POZEN’s Board of Directors may redeem the rights for $0.001 per right at any time prior to the time when the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on the tenth anniversary of the record date.

POZEN has designated the audit committee, comprised solely of independent directors, to take certain actions under the rights plan, including a review, at least once every three years, of whether the rights plan should be maintained, or the rights terminated or redeemed.

Additional details regarding the rights plan are contained in a Form 8-K being filed by POZEN today with the Securities and Exchange Commission and in a summary to be mailed to all stockholders following the record date.

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue under our collaboration agreements or our failure to achieve milestones under such agreements that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products, once approved, to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

####